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                                                                       EXHIBIT 2

                        INDEMNIFICATION AND CONTRIBUTION
                                    AGREEMENT


This Indemnification and Contribution Agreement is entered into as of this 3rd day of July, 2001 (the "AGREEMENT"), by and among The Sports Club Company, Inc., a Delaware corporation (the "COMPANY"), Rex A. Licklider ("LICKLIDER"), D. Michael Talla ("TALLA"), and MDP Ventures II LLC, a New York limited liability company ("MILLENNIUM"); each of Licklider, Talla and Millennium is individually referred to as a "GUARANTOR" and collectively as the "GUARANTORS."

                                 R E C I T A L S

                A. Millennium (together with its affiliates), Talla and Licklider are principal shareholders of the Company; in addition, Talla and Licklider (along with a representative of Millennium) serve as directors and are also co-chief executive officers.

                B. The Company has been negotiating with Comercia
Bank-California (the "BANK") with respect to the renewal and amendment of an existing $15 million credit facility which the Company has with the Bank and which expired on May 31, 2001 (the "CREDIT FACILITY").

                C. As a condition of, and inducement to, the Bank's renewing and amending the Credit Facility with the Company (the "RENEWED CREDIT AGREEMENT"), the Bank is requiring that each Guarantor execute and deliver in favor of the Bank the form of Guaranty attached hereto as Exhibit "A" under which each Guarantor's maximum liability is $5,000,000 (the "GUARANTY"), and each Guarantor is willing to execute and deliver the Guaranty in favor of the Bank, subject to and upon the terms and conditions set forth herein.

                                A G R E E M E N T

In consideration of the recitals, and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

        1. Representations, Warranties and Covenants; Providing Guaranties. Each Guarantor (a) represents and warrants (i) that it has reviewed the terms and conditions of the Guaranty and understands the legal significance of such terms and conditions, (ii) that such Guarantor has the legal right, power and authority to execute and deliver the Guaranty and this Agreement, and to perform all obligations required of such Guarantor hereunder and thereunder, and (iii) that the Guaranty and this Agreement are valid and binding agreements, enforceable against such Guarantor in accordance with their respective terms and
(b) covenants and agrees to execute and deliver, in favor of the Bank, the Guaranty and, until all indebtedness owed by the Company to the Bank under the Renewed Credit Agreement is paid in full (including, without limitation, cancellation or repayment of all letters of credit posted by the Bank for the Company's benefit), shall not take any action, or refrain from taking any action, that will have the effect of



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nullifying, limiting or otherwise affecting his or its obligations under the
Guaranty. The Company hereby represents and warrants that (c) it has the legal right, power and authority (i) to execute and deliver this Agreement and (ii) to perform all obligations required of it hereunder and (d) this Agreement is a valid and binding agreement, enforceable against it in accordance with its terms.

        2. Guarantor's Fees; Interest Accrual.

        (a) In consideration of each Guarantor's executing the Guaranty in favor of the Bank in connection with the Renewed Credit Agreement, the Company shall pay to each Guarantor a fee (the "COMMITMENT FEE") equal to one percent (1%) of such Guarantor's pro rata portion of the maximum permitted borrowings under the Credit Facility for each Loan Year (as hereinafter defined), or partial Loan Year, during which the Credit Facility is in effect, whether or not any amounts are actually borrowed by the Company thereunder. The Commitment Fee shall be payable to each Guarantor on the Loan Commencement Date (as hereinafter defined) and on each anniversary thereof until the earlier of (i) the Bank's release of the Guarantors under the Guaranty (the "GUARANTOR RELEASE"), and (ii) the date
(A) the Company's obligations under the Credit Facility are terminated, (B) all amounts borrowed by the Company under the Renewed Credit Agreement (including accrued interest and the face amount of all letters of credit issued by the Bank for the benefit of the Company) have been repaid, and (C) the Company provides a certificate of its Chief Financial Officer confirming the Company's compliance with subparts (A) and (B) hereof (such date being referred to as the "CREDIT TERMINATION"). If the Guarantor Release or Credit Termination occurs at any time prior to the last date of a Loan Year, the Fees for such partial Loan Year shall be paid not more than 30 days after the applicable event. The date the Renewed Credit Agreement is executed is defined as the "LOAN COMMENCEMENT DATE," and each period of 12 consecutive months following the Loan Commencement Date is referred to herein as a "LOAN YEAR." As used in this Agreement, the Commitment Fee and Usage Fee (as hereinafter defined) shall be referred to collectively as the "FEES," and pro rata portion shall mean 33-1/3% of the total amount in question.

        (b) In addition to the Commitment Fee, the Company shall pay to each Guarantor a fee ("USAGE FEE") equal to two percent (2%) of such Guarantor's pro rata portion of any amounts advanced by the Bank to the Company under the Credit Facility (including the face amount of any and all letters of credit posted by the Bank for the Company's benefit) for each Loan Year, or partial Loan Year, during which advances (including such letters of credit) are outstanding ("COMPANY DEBT"). If Company Debt is only outstanding for a portion of any such Loan Year, then the Usage Fee payable to the Guarantors for that Loan Year will be prorated based on a 365-day year and the actual number of days that shall have elapsed. As of the date of this Agreement, the Bank has posted $6,000,000 worth of letters of credit for the benefit of the Company; therefore, if such amount (and only such amount) remains outstanding for one Loan Year, then, at the end of such Loan Year, the Usage Fee payable to each Guarantor would be $40,000.

        (c) At the Company's option, the Fees may be paid in cash, restricted shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), or a



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combination thereof. The Company shall accrue the Usage Fees for each Loan Year during which any Company Debt is outstanding. Within 30 days following the end of each Loan Year during which Company Debt is (or was) outstanding, the Company shall calculate (such date being referred to herein as the "CALCULATION DATE") that number of shares of Common Stock issuable to each Guarantor in respect of the Fees payable to such Guarantor for such Loan Year (the "FEE SHARES"). For purposes of calculating the number of Fee Shares issuable to each Guarantor in respect of his or its portion of the Fees, the value of the Common Stock shall be the closing price of the Common Stock on the American Stock Exchange ("AMEX") on the Loan Commencement Date. The Fee Shares will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under state securities (or Blue Sky) laws, but will be issued to each Guarantor in reliance on the non-public offering exemptions under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. As a condition to the issuance of the Fee Shares for any Loan Year, each Guarantor shall execute and deliver to the Company an investment representation agreement substantially in the form of Exhibit "B" attached hereto. In calculating the number of Fee Shares issuable to each Guarantor, fractional shares will be disregarded, and the number of such Shares will be rounded down to the next lowest whole number. The Company shall reserve out of its authorized but unissued Common Stock a sufficient number of shares to enable it to fulfill its obligations under this Agreement. Notwithstanding the foregoing, if the Common Stock ceases to be listed on AMEX or on any other national securities exchange (or included in the NASDAQ Stock Market), then the Company shall be obligated to pay the Fees in cash.

        (d) Any and all amounts paid by the Guarantors to the Bank under the Guaranty (as well as other amounts to which Guarantors are entitled as a result of the indemnification provisions of Section 4(a) hereof) shall accrue interest at the lesser of (i) 12% per annum and (ii) the maximum rate then permitted by applicable law (subject to the qualifications set forth in Section 3(b) hereof), commencing on the date of such payment and continuing until the 60th day following such payment (the "INDEMNITY REIMBURSEMENT DATE"); thereafter, default interest shall accrue on such amounts at the rate of 18% per annum until such payment is made.

        3. Contribution.

        (a) If the Bank makes demand on any Guarantor to make any payment pursuant to the Guaranty (a "BANK DEMAND"), such Guarantor shall notify all other Guarantors of such Bank Demand, which notice shall include a copy thereof. Within the earlier of (a) five business days of the date of such notice, or (b) the last date on which payment is due under the Bank Demand (a "PAYMENT DATE"), each Guarantor shall pay to the Bank, by certified or bank cashier's check or wire transfer of same-day funds, such Guarantor's pro rata share of the amount set forth in the Bank Demand, subject to the limitations set forth in this
Section 3(a). If any Guarantor (a "DEFAULTING GUARANTOR") fails to pay to the Bank his or its pro rata share of such amount by such Payment Date (the "DEFAULTED AMOUNT"), then the other Guarantor(s) shall pay the Defaulted Amount to the Bank on behalf of the Defaulting Guarantor (or Guarantors). If more than one Guarantor is required to make such payment on behalf of the Defaulting Guarantor (that



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is, there is only one Defaulting Guarantor with regard to such Bank Demand), then the portion of the Defaulted Amount required to be paid by each paying Guarantor shall be in the ratio that the remaining liability under his or its portion of the Guaranty bears to the aggregate remaining liability of both paying Guarantors under their portion of the Guaranty, without giving effect to the payment for which such calculation is required. For example, assume Guarantor A has paid $3,000,000 on his Guaranty, Guarantors B and C have each paid $2,000,000 on his/its Guaranty, and the Bank Demand is $1,000,000. Assume further that Guarantor C fails to pay its portion of the Bank Demand. Under these circumstances, since Guarantor A's remaining liability would be $2,000,000, and Guarantor B's remaining liability is $3,000,000, Guarantor A would pay 40% (or $400,000) of the Bank Demand, and Guarantor B would pay 60% (or $600,000) thereof. Anything herein to the contrary notwithstanding, no paying Guarantor shall be obligated to make any payment to the Bank pursuant to a Bank Demand or otherwise if, after giving effect to such payment, such paying Guarantor shall have paid more than $5,000,000 to the Bank.

        (b) A Defaulting Guarantor shall repay each paying Guarantor the portion of the Defaulted Amount paid by such paying Guarantor to the Bank within seven
(7) days following the applicable Payment Date (the "DEFAULTED AMOUNT REIMBURSEMENT DATE"). Interest shall accrue on the Defaulted Amount from the Payment Date through the Defaulted Amount Reimbursement Date at the lesser of
(i) 12% per annum, or (ii) the maximum rate then permitted by applicable law; thereafter, default interest shall accrue on such Defaulted Amount at the rate of 18% per annum, until such payment is made. If more than the maximum permissible interest is collected by any Guarantor hereunder, then that portion of such interest that exceeds the maximum permissible interest shall be deemed to be treated as partial payment of the Defaulted Amount and the balance as interest, and the recipient Guarantor(s) shall refund to the paying Guarantor such excess payment actually received as soon as reasonably practicable thereafter. All payments hereunder shall be made by certified or bank cashier's check, or by wire transfer of same-day funds to the applicable Guarantor.

        4. Indemnification.

        (a) The Company shall indemnify, and shall hold each Guarantor, and each Guarantor's heirs, successors, assigns and legal representatives (each, a "GUARANTOR INDEMNITEE"), free and harmless, from and against any and all claims, demands, causes of action, losses, expenses, damages and other liabilities (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) to which any Guarantor Indemnitee may be subject, or which any such Guarantor Indemnitee may incur, relating to or arising out of such Guarantor's duties or obligations owing to the Bank under the Guaranty (including, without limitation, the payment of any amounts owing to the Bank pursuant to any Bank Demands). The foregoing indemnification shall run in favor of each Guarantor Indemnitee even after the Company shall have paid all indebtedness due and owing to the Bank under the Renewed Credit Agreement, or after termination of the Guaranties. To the extent the Company is obligated to indemnify any Guarantor Indemnitee hereunder, such payment (i) shall accrue interest at the applicable rate set forth in Section 2(d) hereof (depending on whether the indemnification payment is made



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on or after the Indemnity Reimbursement Date) and (ii) may be paid in shares of
Common Stock, at the Company's option, pursuant to the terms and conditions set forth in Section 2(c) hereof.

(b) Each Guarantor acknowledges and agrees (i) that it understands that its rights to indemnification hereunder may be restricted, limited or rendered ineffective depending on the manner in which the Bank chooses to foreclose on its security interest and lien in any real and/or personal property collateral of the Company pursuant to the Renewed Credit Agreement, in which event each Guarantor may not have any legal recourse against the Company for reimbursement of any amounts paid by him under the Guaranty, and (ii) that if such Guarantor is required to reimburse the Bank for any losses, damages or expenses related to the existence, remediation or clean-up of any hazardous or toxic substances on or about any real property collateral in which the Bank has a security interest, the amount of such reimbursement may be significant such that the Company would be unable to reimburse such Guarantor for such losses, damages or expenses; provided that, in no event would any Guarantor's several liability under the Guaranty (even for any such remediation or clean-up of any hazardous or toxic substances) exceed $5,000,000.

        5. Miscellaneous.

        (a) All notices, demands, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed given on the date of actual receipt (if sent by prepaid air courier, commercial messenger or other method of hand delivery), or on the date of transmission (if sent by facsimile or electronic mail, provided "hard" copy of such transmission is sent by overnight mail to the recipient in accordance with the terms hereof), to the following addresses:

               If to the Company, Rex or Mike:

                      c/o The Sports Club Company, Inc.
                      11100 Santa Monica Boulevard, Suite 300
                      Los Angeles, California 90025
                      Attention: Lois Barberio, Vice President-Administration Facsimile number: 310-479-5740

               With a copy to:

                      Ronald K. Fujikawa, Esq.
                      Greenberg Glusker Fields Claman
                       Machtinger & Kinsella LLP
                      1900 Avenue of the Stars, 21st Floor
                      Los Angeles, California 90067
                      Facsimile number:  310-553-0687

               If to Millennium:



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                      c/o Millennium Partners
                      1995 Broadway, 3rd Floor
                      New York, New York 10023
                      Attention:  Chief Financial Officer
                      Facsimile number:  212-595-1831

               With a copy to:

                      Eric Landau, Esq.
                      Paul Hastings Janofsky & Walker, LLP
                      75 East 55th Street
                      New York, New York 10022
                      Facsimile number:  212-230-7655

Any party may change its address and/or facsimile number by giving notice to the others in accordance with this Paragraph 5(a).

        (b) This Agreement (i) shall be binding on, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors and legal representatives; (ii) may not be amended or modified, and no term hereof may be waived, unless such amendment, modification or waiver is in writing and signed by the party (or parties) sought to be bound thereby;
(iii) together with all Exhibits attached hereto (which are incorporated herein by this reference) represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written and oral negotiations, understandings and agreements between the parties with respect to such subject matter; (iv) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement; and (v) shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts executed and to be wholly performed therein. Nothing contained in this Agreement is intended to benefit any third party or entitle any third party to assert or enforce any right or remedy hereunder.

        (c)The use of the masculine pronoun shall include the feminine and neuter.

        (d) If any party institutes any action or proceeding to enforce or interpret any term or provision hereof, the party prevailing in such action or proceeding shall be entitled to its reasonable attorneys' fees and out-of-pocket disbursements from the non-prevailing party (or parties).


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        IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement on the date first set forth above.

                                    THE SPORTS CLUB COMPANY, INC.


                                    By:  /s/ Lois Barberio
                                         --------------------------------------
                                         Authorized Officer


                                         /s/ D. Michael Talla
                                    -------------------------------------------
                                         D. Michael Talla


                                         /s/ Rex A. Licklider
                                    -------------------------------------------
                                         Rex A. Licklider


                                    MDP VENTURES II LLC


                                    By:  /s/ Brian J. Collins
                                         --------------------------------------
                                         Brian J. Collins
                                         Vice President


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